As filed with the Securities and Exchange Commission on August 2, 2019

Registration No. 333-219375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3

to

FORM S-1 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1326219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Eric M. Willis

Vice President and General Counsel

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

(Name and Address of Agent For Service)

(713) 490-8900

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew R. Pacey, P.C.

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

(713) 836-3600

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is being filed by Amplify Energy Corp. (“Amplify” or the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), unsold under a registration statement on Form S-1 (File No. 333-219375) pertaining to the registration of 11,693,901 shares of Common Stock, which was filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on July 20, 2017. On April 9, 2018, the Registrant filed with the SEC the Post-Effective Amendment No. 1 on Form S-3 to convert the registration statement on Form S-1 into a registration statement on Form S-3 (as amended, the “Registration Statement”).

On May 5, 2019, the Registrant, Midstates Petroleum Company, Inc. (“Midstates”) and Midstates Holdings, Inc., a wholly owned subsidiary of Midstates (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which (i) Merger Sub will merge with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Midstates (the “First Merger”) and (ii) immediately thereafter, as part of the same transaction, the Registrant will merge with and into Alpha Mike Holdings, LLC, a wholly owned subsidiary of Midstates, with Alpha Mike Holdings, LLC continuing as the surviving entity, whose name at the effective time of the Merger will change to “Amplify Energy Holdings LLC” (together with the First Merger the “Merger”). The Merger was approved by the stockholders of each of Midstates and Amplify on August 2, 2019 at the Midstates annual meeting and the Amplify special meeting, respectively. The Merger is expected to close on August 6, 2019. Following completion of the Merger, the combined company will be renamed Amplify Energy Corp. and will be headquartered in Houston, Texas. The combined company will trade on the New York Stock Exchange under the ticker symbol “AMPY.”

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 2, 2019.

AMPLIFY ENERGY CORP.

By:	Amplify Energy Corp.

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth Mariani Kenneth Mariani	President and Chief Executive Officer	August 2, 2019

/s/ Martyn Willsher Martyn Willsher	Senior Vice President and Chief Financial Officer	August 2, 2019

/s/ David M. Dunn David M. Dunn	Director	August 2, 2019

/s/ Christopher W. Hamm Christopher W. Hamm	Director	August 2, 2019

/s/ Scott L. Hoffman Scott L. Hoffman	Director	August 2, 2019

/s/ Evan S. Lederman Evan S. Lederman	Director	August 2, 2019

/s/ David H. Proman David H. Proman	Director and Chairman	August 2, 2019

/s/ Edward A. Scoggins, Jr. Edward A. Scoggins, Jr.	Director	August 2, 2019